Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2021 with respect to the consolidated financial statements included in the Annual Report of DZS Inc. and subsidiaries on Form 10-K for the year ended December 31, 2021, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report in this Registration Statement.

/s/ GRANT THORNTON LLP

Dallas, TX

March 9, 2022